Exhibit 4.28

TERMINATION AGREEMENT

1	We, the undersigned, refer to the oral management agreement (“Harmony Management Agreement”) between Rand Uranium Proprietary Limited (“Rand Uranium”) and Harmony Gold Mining Company Limited (“Harmony”) in terms of which Harmony provides certain management services to Rand Uranium.

2	Each of Rand Uranium and Harmony hereby agrees to the termination of the Harmony Management Agreement, with effect from the date of signature of this termination agreement by the party last signing.

3	Neither of the parties to this termination agreement shall have any claim of any nature or kind whatsoever, and howsoever arising, against the other party, as a result of the termination of the Harmony Management Agreement, and Harmony accordingly relinquishes all its rights under the Harmony Management Agreement in accordance with this termination agreement.

4	The parties acknowledge that Harmony has not received and is not entitled to and will not receive any consideration for the termination of the Harmony Management Agreement in terms of this termination agreement.

5	This termination agreement constitutes the entire agreement between the parties regarding the termination of the Harmony Management Agreement.

6	For the purposes of this termination agreement, references to Harmony shall be construed as references to Harmony, each of its subsidiaries and its affiliates to the extent that such subsidiaries or affiliates provided certain management services to Rand Uranium.

7	No party shall assign or transfer or purport to assign or transfer to any person any of its rights or obligations under this termination agreement, without the prior written consent of the other party.

8	This termination agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this termination agreement by signing any such counterpart.

9	This termination agreement shall be governed by and construed in accordance with South African law.

[Signature Page on the next page]

SIGNED at Bryanston on 19 September 2011

For and on behalf of
RAND URANIUM PROPRIETARY LIMITED

/s/
Signature

John Munro
Name of Signatory

CEO
Designation of Signatory

SIGNED at Randfontein on 21 September 2011

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

/s/
Signature

Hannes Meyer
Name of Signatory

Financial Director
Designation of Signatory